EXHIBIT 99.1

Press Release dated July 15, 2008 issued by iDNA, Inc.

iDNA, INC. ANNOUNCES REDUCTION OF PURCHASE PRICE FOR THE CAMPUS CORPORATIONS

New agreement significantly reduces iDNA debt, strengthens balance sheet

NEW YORK, NEW YORK– July 15, 2008 iDNA (OTCBB: IDAI.OB), a leading strategic communications and technology company announced that effective as of July 3, 2008, iDNA, Inc. (“iDNA”) entered into a Reduction of Purchase Price Agreement (the “Agreement”) with Steven Campus, president of the Campus Corporations (defined below), the Campus Family 2000 Trust (the “Family Trust”) and the Trust Established Under the Will of Nancy Campus (the “Shelter Trust” and, collectively with the Family Trust, the “Trusts” and each a “Trust”). (The Trusts and Steven Campus are herein referred to collectively as the “Stockholders” and each a “Stockholder”.)

Pursuant to the Stock Purchase Agreement dated July 31, 2003 between iDNA and the Stockholders, iDNA (a) purchased from the Stockholders all of the issued and outstanding shares of capital stock of each of Audience Response Systems, Inc., Campus Group Companies, Inc., Multi-Video Services, Inc. and Interactive Conferencing Network, Inc. (collectively the “Campus Corporations”) and (b) in consideration for the acquisition of such shares of capital stock, made a cash payment to the Stockholders and issued to the Stockholders certain promissory notes in an aggregate principal amount of $9.9 million and a convertible promissory note in the principal amount of $2.8 million (collectively, the “Promissory Notes”). The aggregate of the cash payment and the Promissory Notes represent the Purchase Price of the Campus Corporations. At July 2, 2008, iDNA had outstanding principal obligations under the terms of Promissory Notes of approximately $12.1 million and accrued interest of $156,000.

iDNA and the Stockholders agreed, among other matters, that the Purchase Price is reduced to a remaining balance of $375,000 (the “Purchase Price Balance”). As such, the Promissory Notes were modified and amended so that the outstanding principal amount due under the Promissory Notes was reduced to $375,000, in the aggregate.

On or about July 14, 2008 the Stockholders shall surrender and deliver to iDNA the Promissory Notes and iDNA shall in full payment, discharge and satisfaction of the Promissory Notes (i) issue to the Stockholders an aggregate of 2,500,000 shares of iDNA common stock, $0.05 par value, (the “Issued Shares”). Upon the issuance of the Issued Shares to the Stockholders, the Purchase Price Balance shall be paid, discharged and satisfied in full, and no additional amount shall be payable by iDNA on account of or with respect to the Purchase Price.

In addition, iDNA (i) assumed certain obligations to redeem or repurchase from the Stockholders their Issued Shares and (ii) granted to the Stockholders certain rights to put the Issued Shares to iDNA. iDNA is required to semi-annually offer to redeem certain Issued Shares from the Stockholders at the rate of $2.00 per share in the amount equal to the excess (if any) of certain minimum operating cash flow thresholds of the Campus Corporations for the period from August 1, 2008 through July 31, 2013. At any time, the Stockholders are free to (i) accept or decline iDNA’s offer to redeem or repurchase the Issued Shares and (ii) sell, redeem, transfer or otherwise dispose of the Issued Shares to third parties.

iDNA also granted to the Stockholders the right, subject to certain criterion, to put to iDNA, and require iDNA to purchase from the Stockholders, any or all of the Issued Shares (exclusive of all Excluded Shares) at the rate of $2.00 per share during the period October 31, 2013 through November 15, 2013 (the “Put Right”). However. the Put Right shall not be exercisable if one or more of the Stockholders shall have received (or be deemed to have received) aggregate consideration of at least five million dollars ($5,000,000) on account of or with respect to the sale, transfer, redemption or other disposition of some or all of the Issued Shares.

iDNA pledged to the Stockholders all of iDNA’s right, title and interest in and to all of the capital stock of the Campus Corporations held by iDNA.

iDNA CEO James McNamara said, “We are delighted to complete this agreement today, which removes a significant amount of debt from our balance sheet, and we are pleased in the faith and support that the former stockholders’ of the Campus Corporations have shown in the shared vision of iDNA for the future. As a consequence of the terms of the Agreement, iDNA has strengthened its balance sheet and has additional flexibility in managing its current strategic initiatives.”

About iDNA

iDNA (IDAI.OB) is a leading strategic communications, technology and entertainment company, headquartered in New York City. The company provides a broad range of targeted communication services that create, build and connect businesses with their target audiences and is the only company of its kind that builds a quantitative ROI system into its communication events. iDNA’s depth of communication services include the design, development and production of media, collateral content and data collection and market research services for corporate events, meetings, training and symposiums held at single or multiple sites worldwide. iDNA has developed a loyal clientele in industries as diverse as biotechnology, health care, finance, telecommunications, manufacturing and energy. For more information, visit www.idnausa.com